EXHIBIT 5.1

                       [RYAN & SUDAN, L.L.P. LETTERHEAD]

                                August 10, 1998

Intelect Communications, Inc.
1100 Executive Drive
Richardson, Texas 75081

      Re: Registration Statement on Form S-3 of Intelect Communications, Inc. (the "Company")

Ladies and Gentlemen:

      We have acted as counsel to Intelect Communications, Inc., a Delaware corporation (the "Company"), with respect to the offering by certain selling stockholders of up to 3,402,678 shares (the "Shares") of the Common Stock of the Company, par value $.01 per share (the "Common Stock") under the Registration Statement, filed by the Company under the Securities Act of 1933, as amended.

      As such counsel, we have examined such corporate records, certificates and other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions hereinafter expressed. In such examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as conformed or photostatic copies. Unless otherwise defined herein, capitalized terms shall have the meanings assigned to them in the Registration Statement.

      Based on the foregoing, we are of the opinion that:

      1. The shares of Common Stock initially issuable upon the exercise of the Lifeline Warrant have been duly authorized, and following the exercise of such Lifeline Warrant and when paid for in accordance with the terms of the Lifeline Warrant such shares of Common Stock will be validly issued, fully paid and non-assessable by the Company.

      2. The shares of Common Stock initially issuable upon the conversion of each of the Series B Preferred and the Series D Preferred Stock of the Company have been duly authorized and reserved for issuance, and upon the conversion of each of the Series B Preferred and the Series D Preferred Stock in accordance with its respective Certificate of Designations, each will be validly issued, fully paid, and non-assessable by the Company.

      4. The shares of Common Stock which have been issued to Amerix have been duly authorized, validly issued, and are fully paid and non-assesable by the Company and the shares of Common Stock previously issued to Navesink upon conversion of the Series B Preferred, and to Navesink as dividends on the Series B Preferred, have been duly authorized, validly issued and are fully paid and non-assessable by the Company.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                  Very truly yours,


                                  RYAN & SUDAN, L.L.P.